Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of RenovoRx, Inc. of our report dated March 31, 2023, relating to the financial statements of RenovoRx, Inc. (which report expresses an unqualified opinion on the financial statements for the year ended December 31, 2022 and includes an explanatory paragraph relating to substantial doubt about RenovoRx, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements), included in the Annual Report on Form 10-K of RenovoRx, Inc. for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Mountain View, CA
March 31, 2023